Exhibit 10(a)


                                [GRAPHIC OMITTED]

                  LIZ CLAIBORNE, INC. 2002 STOCK INCENTIVE PLAN



                                  STOCK OPTION


GRANT DATE: 3/4/2004           GRANT PRICE: $37.24          GOOD UNTIL: 3/4/2014


Global ID Number: 123456789    This Certifies That:   Certificate Number: 01-001


                                 PAUL R. CHARRON


                     Has an Option to Purchase 180,132 Shares


of Common Stock, $1.00 par value, of Liz Claiborne, Inc., a Delaware corporation, at $37.24 per share subject to the terms and conditions set forth on the reverse side hereof and as set forth in the Liz Claiborne, Inc. 2002 Stock Incentive Plan.

IN WITNESS WHEREOF, Liz Claiborne, Inc. has caused this certificate to be duly executed in its name by signature of its proper officers.

                               LIZ CLAIBORNE, INC.


                                              /s/ Michael Scarpa

                                              Michael Scarpa
                                              Sr. VP & Chief Financial Officer

                Stock Option Grant Certificate - Additional Terms

I. Grant Option - Liz Claiborne, Inc. (the "Company") hereby grants to the person named on the face of this Certificate (the "Optionee") a nonqualified stock option (the "Option") to purchase the number of shares of common stock of the Company at a purchase price as specified on the face hereof. It is intended that the Option shall not qualify as an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability - Subject to the further terms included herein, the Option shall become exercisable with respect to 25% of the shares of Common Stock initially subject thereto on the first anniversary of the date of grant, with respect to an additional 25% of such shares on the second anniversary of the date of grant, and with respect to the remaining 50% of such shares on December 31, 2006. Unless earlier terminated pursuant to the provisions of the Stock Incentive Plan (the "Plan"), as the same has been and may be amended from time to time; the unexercised portion of the Option shall expire and cease to be exercisable at midnight on the tenth anniversary of the grant date of the option. The Option may be partially exercised from time to time up to the amount of shares exercisable at such time as set forth above.

3. Exercising Options - Subject to the terms and conditions of the Plan, the Optionee may exercise Options by giving notice of exercise to the Company or its designee accompanied by payment of the aggregate Option exercise price for the shares being purchased together with any amount which the Company or its subsidiaries may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, all in such manner as specified from time to time by the Company or its designee. Each such exercise notice shall specify the number of shares of Company common stock to be purchased, the Option exercise price, the grant date, and such other matters as may be required by the Company or the Company's Compensation Committee (the "Committee"). Shares of common stock of the Company acquired by the Optionee pursuant to any exercises of the Option shall be subject to the restrictions on sale and transferability set forth in Section 4(d)(v) of the Employment Agreement between the Optionee and the Company dated November 3, 2003 (as it may be amended from time to time, the "Employment Agreement").

4.   Termination of Employment

     4.1 Upon termination of the Optionee's employment for any reason, the Option shall terminate and expire, except as provided in Section 4.2, 4.3, or 4.4 below.

     4.2 If the Optionee's employment terminates due to (a) a termination by the Company without Cause (as defined in the Employment Agreement) or a termination by the Optionee for Good Reason (as defined in the Employment Agreement), the Option shall be exercisable but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the expiration of one year following employment termination or (b) Retirement (as defined below), the Option shall vest in full and remain exercisable until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the expiration of three years following the date of Retirement. "Retirement" shall mean any termination of the Optionee's employment with the Company and its affiliates on or after December 31, 2006 (or a prior termination of such employment, if the Committee, in its sole discretion, elects to treat such termination as a Retirement).

     4.3 If the Optionee dies while employed by the Company, the Option shall vest in full and remain exercisable until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the first anniversary of the date of the Optionee's death. If the Optionee dies after employment terminates but during a period in which the option is exercisable pursuant to Section 4.2 above, the Option shall be exercisable but only to the extent it was exercisable at the time of such death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the expiration of one year following such death.

     4.4 If the Optionee's employment is terminated due to Disability (as defined in the Employment Agreement), the Option shall vest in full and remain exercisable until the earlier of the expiration date of the Option, determined pursuant to Section 2 above, or the first anniversary of the date of the Optionee's termination of employment.

5. Plan Provisions to Prevail - Subject to the final sentence of this Section 5, the Option is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by accepting the grant of the Option the Optionee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Certificate. In the event that there is any inconsistency between the provisions of this Certificate and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing provisions of this Section 5 or anything else herein or in the Plan, the definition of "Change in Control" for purposes of the Option shall be the definition contained in the Executive Termination Benefits Agreement between the Optionee and the Company dated January 1, 2001, as amended, and not the definition contained in the Plan.

6. Notices - Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Senior Vice President, Finance and Administration, Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee's home address of record, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

7. Successors and Assigns - The terms of this Certificate shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4 above and with the Plan, the heirs and personal representatives of the Optionee.

8. Governing Law - The Option and this Certificate shall be interpreted, construed and administered in accordance with the laws of the State of New York.

9. Receipt of Prospectus - By accepting delivery of this Certificate, the Optionee acknowledges that he or she has received a copy of the Prospectus relating to the options and the shares of Company common stock covered thereby under the Plan.